UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2015

Asia Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51048	47-0855301
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

119 Commercial St., Ste 190-115, Bellingham, WA 98225

(Address of Principal Executive Offices) (Zip Code)

(360) 392-2841

Registrant’s telephone number, including area code

(Former Name or Former Address
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

Effective January 9, 2015 pursuant to a Sale and Purchase Agreement between Asia Properties, Inc. (the “Company”) and Asia Innovation Technology Limited, a Hong Kong corporation (“AITL”), Asia Properties issued a total of 950 million restricted common shares of the Company to the shareholders of AITL in payment of US$1.9 billion reflecting the value of the rights, titles and interests in the business assets and all attendant or related assets of AITL. (See Form 8-K filed January 7, 2015.) None of the parties to whom the shares were issued were previously affiliated with the Company and this share issuance has resulted in a change of control of the Company.

Additionally, as of January 19, 2105, the board of directors of the Company selected new executive officers of the Company. For information on the new officer and director, see Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective January 19, 2015, the “Company has accepted the resignation of Mr. Daniel S. Mckinney from his position as President, CEO and as a director of the Company. Mr. Mckinney has served on the Board since the Company’s inception on April 6, 1998.

Also, effective January 19, 2015 the Company announced the appointment of Mr. Fan Haoran as the Company’s President, Secretary and as its sole Director.

Fan Haoran worked at the Shenzhen Yangtze Trade Company from August 1989 to December 1992. The Company is involved in the domestic and international commodity procurement business. He was part of the company’s domestic and international trade management team. He also participated in formulating and compiling a textbook for an international trade training class in Shenzhen and helped organize an international trade training class. He was also responsible for the compiling of the company’s interim procedures for domestic trade management in Shenzhen. From January 1993 to September 1994 he worked at the Shenzhen Duncheng Investment Corporation, a real estate development and investment firm. Participated in approval and application for construction of Red Forest Residence Community in Shenzhen, a residence community project in Shenzhen.

In October 1994 he assumed the post of General Manager of Federal Communication Developmental Company in Dongguan, (a telecommunications business) and served as a member of the council in the Guangdong Communication Association. He was a member of the communication and coordination group, which is participated in the formulation of interim regulations for communication frequency management. He also led the development and construction of wireless paging software and a paging center for the Federal Communication Developmental Company. He served with this company until October 2003.

From November 2003 to the present, he founded and has worked to organize and establish the Guangdong Rongguang Technical Engineering Limited Company as the Chairman. Guangdong Rongguang is a engineering firm that recycles industrial park waste water. During that same period he accepted the position of specially invited expert from the Chinese Recycling Business Association (Dangerous waste alliance) and participated in the inspection and approval of a Chinese recycling economy industrial park. He also accepted the post of specially invited expert from the Chinese Science and Technology Industry of the National Defense Management Association. In that role he participated in the of implementation and transference of military national defense technology to civil use. He was also entrusted by the Dongguan Science and Technology Bureau to serve as president of the Donguan Energy Savings Association.

Headed by Chairman Fan, Guangdong Rongguang Company, a real estate company, is planning to establish one of the only national model industrial parks in China.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective January 9, 2015, Asia Properties, Inc. filed an Amendment to it Articles of Incorporation with the Nevada Secretary of State, increasing its authorized capital from 1,000,000,000 common shares with a par value of $0.001 to 2,000,000,000 shares common shares with a par value of $0.001.

Item 9.01 Financial Statements and Exhibits

3.5 Certificate of Amendment to Articles of Incorporation respecting Increase in Authorized Capital to 2,000,000,000 common shares filed with the State of Nevada dated January 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2015

ASIA PROPERTIES, INC.

/s/ Fan Haoran
Fan Haoran
President, Secretary, Chief Executive Officer, Director